Exhibit 10.1(d)

JOHNSON CONTROLS, INC.

OPTION OR STOCK APPRECIATION RIGHT AWARD

Grant - Terms for Nonqualified Stock Options and Stock Appreciation Rights

Johnson Controls, Inc. has adopted the 2012 Omnibus Incentive Plan to permit awards of stock options or stock appreciation rights to be made to certain key employees of the Company or any Affiliate. The Company desires to provide incentives and potential rewards for future performance by the employee by providing the Participant with a means to acquire or to increase his/her proprietary interest in the Company’s success.

Definitions. Capitalized terms used in this Award have the following meanings:

(a)	“Award” means this grant of Options and/or Stock Appreciation Rights.
(b)	“Award Notice” means the Award notification delivered to the Participant.
(c)	“Company” means Johnson Controls, Inc., a Wisconsin corporation, or any successor thereto.
(d)	“Fair Market Value” means, per Share on a particular date, the closing sales price on such date on the New York Stock Exchange, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market.
(e)	“Grant Date” is the date the Award was made to the Participant, as specified in the Award Notice.
(f)	“Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate as determined by the Administrator in its sole discretion, including but not limited to: (i) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Affiliate, (ii) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (iii) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
(g)	“Option” means this nonqualified stock option representing the right to purchase Shares at a stated price for a specified period of time.
(h)	“Participant” means an individual selected to receive this Award.
(i)	“Plan” means the Johnson Controls, Inc. 2012 Omnibus Incentive Plan, as may be amended from time to time.
(j)	“Retirement” means .
(k)	“SAR” is an Award of Stock Appreciation Rights which will be settled in cash. The Participant will receive the economic equivalent of the excess of the Fair Market Value on the exercise date over the Exercise Price.
(l)	“Share” means a share of Stock.
(m)	“Stock” means the Common Stock of the Company.
(n)	“Tax Date” means the date income is recognized pursuant to the exercise of the Option or SAR.

Other capitalized terms used in this Award have the meanings given in the Plan.

The parties agree as follows:

1.     Grant of Award. Subject to the terms and conditions of the Plan, a copy of which has been made available to the Participant and made a part of this Award, and to the terms and conditions of this Award, the Company grants to the Participant an Award of Options or an Award of Stock Appreciation Rights, as specified in the Award Notice.

2.     Exercise Price. The purchase price payable upon exercise of the Options or used to determine the value of the SARs shall be the Exercise Price per share stated in the Award Notice.

3.     Exercise of Vested Portion of Award. The Award may be exercised by the Participant, in whole or in part, in increments of not less than 50 shares or the number of shares remaining subject to the Award (if less than 50), from time to time, to the extent the Award is vested and prior to the Expiration Date stated in the Award Notice. The vesting schedule of the Award is as follows:

(a)	Fifty Percent (50%) of the Award shall vest on the second anniversary of the Grant Date.
(b)	Fifty Percent (50%) of the Award shall vest on the third anniversary of the Grant Date.

The Award shall expire ten years from the Grant Date.

4.     Exercise Procedure. The Award may only be exercised through the Company’s Option/SAR execution service provider following the procedures established by the Administrator.

5.      (a) Conditions to Issuance or Payment. Before the Company will become obligated to issue or transfer shares of Stock or pay cash upon exercise of the Option or SAR, the Company may require the Participant to pay to the Company or its Affiliates such amount as may be requested by the Company or its Affiliates for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of the Award. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock or pay cash, as applicable, upon exercise of the Award.

(b) Share Withholding or Delivery. The Participant shall be permitted to satisfy the Company’s withholding tax requirements with respect to the Option by electing to have the Company withhold shares of Stock otherwise issuable to the Participant or to deliver to the Company shares of Stock having a Fair Market Value on the Tax Date equal to the minimum amount required to be withheld by law. Such election shall be irrevocable, and shall be subject to disapproval, in whole or in part, by the Company. Such election shall be made according to such rules and regulations and in such form as the Company shall determine.

(c) Other Withholding. Notwithstanding anything to the contrary in this Award, if the Company or any Affiliate is required to withhold any foreign, Federal, state or local taxes or other amounts in connection with the Award, then the Company may deduct (or require an Affiliate to deduct) such taxes or other amounts from any payments of any kind otherwise due the Participant to satisfy such tax obligations.

6.      (a) Termination - General. In the event a Participant’s employment with the Company or any of its Affiliates is terminated for any reason, except Retirement, death, Disability or Cause, a Participant may exercise this Award (to the extent vested and exercisable as of the date of the Participant’s termination of employment) for a period of ninety (90) days after the date of the Participant’s termination of employment, but not later than the Award’s expiration date. Thereafter, all rights to exercise the Award shall terminate.

(b) Termination for Retirement. If the Participant ceases to be an employee of the Company or any Affiliate by reason of Retirement at a time when the Participant’s employment could not have been terminated for Cause, then the Award (i) shall be exercisable in full without regard to any vesting requirements; provided that an Option of a Participant who Retires shall be exercisable in full only if the Participant Retires on or after the last day of the fiscal year in which such Option was granted, unless the Administrator determines otherwise, and (ii) will remain exercisable until the Award’s expiration date.

(c) Termination for Disability. If the Participant ceases to be an employee of the Company or any Affiliate by reason of Disability at a time when the Participant could not be terminated for Cause, then the Award shall be exercisable in full without regard to any vesting requirements, and may be exercised by the Participant at any time within five (5) years after the date of such termination, but not later than the Award’s expiration date.

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(d) Death. In the event of the Participant’s death while actively employed by the Company or any Affiliate and at a time when the Participant could not be terminated for Cause, the Award shall be exercisable immediately to the extent it would have been exercisable had the Participant remained in service in the twelve (12) months after the date of death, and may be exercised at any time until the first anniversary of the date of the Participant’s death, but not later than the Award’s expiration date. The Award may be exercised by the person to whom the Award is transferred by will or by applicable laws of the descent and distribution. In the event of the death of a Retired Participant or a Participant who ceased to be an employee by reason of Disability, the Award may be exercised by the person to whom the Option is transferred, by will or by applicable laws of descent and distribution, as if the Participant had remained living under Sections 6(b) or (c), as applicable.

(e) Termination for Cause. If the Participant’s employment with the Company or any of its Affiliates is terminated for Cause, then such termination shall cause the immediate cancellation and forfeiture of any Award, regardless of vesting; and any pending exercises shall be cancelled on the date of termination.

7.     Inimical Conduct. If the Administrator determines at any time that a Participant has engaged in Inimical Conduct, whether before or after termination of employment, the Award shall be cancelled, regardless of vesting; and any pending exercises shall be cancelled on that date. In addition, the Administrator or the Company may suspend any exercise of the Option pending the determination of whether the Participant has engaged in Inimical Conduct.

8.     Rights as Shareholder. The Participant shall not be deemed for any purposes to be a shareholder of the Company with respect to any shares which may be acquired hereunder except to the extent that the Option shall have been exercised with respect thereto and shares of Stock issued therefor.

9.     No Reinstatement of Award. After this Award or any portion thereof expires, is cancelled or otherwise terminates for any reason, the Award or such portion shall not be reinstated, extended or otherwise continued.

10.   Transferability. This Award shall not be transferable (without the Administrator’s consent) other than by will or the laws of descent and distribution. Following any permitted transfer, the Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer, provided that the Award may be exercised during the life of the Participant only by the Participant or, if applicable, by the Participant’s permitted transferees.

11.   Securities Compliance. The Participant agrees for himself/herself and the Participant’s heirs, legatees, and legal representatives, with respect to all shares of Stock acquired pursuant to this Award (or any shares of Stock issued pursuant to a stock dividend or stock split thereon or any securities issued in lieu of or in substitution or exchange for such Stock) that the Participant and the Participant’s heirs, legatees, and legal representatives will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or except in a transaction which, in the opinion of counsel for the Company, is exempt from registration under such act.

12.   No Restrictions on Certain Actions. The existence of the Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13.   Award Not Part of Normal Compensation. Neither the Award nor any benefit accruing to the Participant from the Award will be considered to be part of the Participant’s normal or expected

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compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments. In no event may the Award or any benefit accruing to the Participant from the Award be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate. In consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and its Affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the grant, the Participant shall have been deemed irrevocably to have waived any entitlement to pursue such claim.

14.   Electronic Communications. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

15.   Dispute Resolution. As a condition of the granting of the Award, the Participant agrees for himself/herself and his/her legal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Award shall be governed by the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof) and construed in accordance therewith, to the extent not otherwise governed by the laws of the United States or as otherwise provided hereinafter, and settled by final binding arbitration in accordance with the rules of the American Arbitration Association and the provisions of the Plan.

16.   Change of Control. Notwithstanding the provisions of Section 3 of this Award, in the event of a Change of Control, if the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Change of Control on the vesting of such Participant’s Awards, then such agreement shall control the vesting of this Award upon the occurrence of a Change of Control. In all other cases, upon a Change of Control, the provisions of Section 18(c) of the Plan will apply.

17.   Data Privacy and Sharing As a condition of the granting of the Award, the Participant acknowledges and agrees that it is necessary for some of the Participant’s personal identifiable information to be provided to certain employees of the Company and the Company’s Option/SAR execution service provider and the Company’s designated third party broker in the United States. These transfers will be made pursuant to a contract that requires the service provider to provide adequate levels of protection for data privacy and security interests in accordance with the EU Data Privacy Directive 95/46 EC and the implementing legislation of the Participant’s home country. By accepting the Award, the Participant acknowledges having been informed of the processing of the Participant’s personal identifiable information described in the preceding paragraph and consents to the Company collecting and transferring to the Company’s Shareholder Services Department, and its independent service provider and third party broker, the Participant’s personal data that are necessary to administer the Award and the Plan. The Participant understands that his or her personal information may be transferred, processed and stored outside of the Participant’s home country in a country that may not have the same data protection laws as his or her home country, for the purposes mentioned in this Award.

This Award, the Award Notice and any other documents expressly referenced in this Award contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

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The Company has caused this Award to be executed by one of its authorized officers as of the Grant Date.

JOHNSON CONTROLS, INC.

Jerome D. Okarma

Vice President, Secretary and General Counsel

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